                               STOCK PURCHASE AGREEMENT


    This Stock Purchase Agreement (the "Agreement") is entered into as of December 28,1993 by and between TNF Holdings Company, Inc., a California corporation (the "Company") and Kabushiki Kaisha Goldwin, a Japanese corporation ("Goldwin").

    Whereas, The North Face, a California corporation ("TNF"), and its wholly owned subsidiary The North Face (Scotland), Ltd. ("NF Scotland"), are engaged in the design, manufacture and wholesale distribution of outdoor apparel, tents, mountaineering equipment, and other items for outdoor activity, and operation of retail outlets selling such items;

    Whereas, TNF is a wholly owned subsidiary of Odyssey Holding & Inc.;

    Whereas, Odyssey Holding & Inc. and certain affiliated corporations (collectively, "Odyssey") are debtors in possession in certain bankruptcy cases administered in the United States Bankruptcy Court for the Northern District of California (the "Bankruptcy Court") and have filed a plan of reorganization in the Bankruptcy Court providing, among other things, for a procedure for the sale of TNF, subject to approval by the Bankruptcy Court;

    Whereas, the Company desires to acquire TNF and NF Scotland and their existing businesses by means of purchasing their assets and assuming liabilities to the extent defined, and on the terms and conditions to be set forth in a bid and related purchase agreement to be submitted for approval by the Bankruptcy Court, or, alternatively, to acquire all outstanding shares of TNF through a similar procedure as may be elected by the Company, subject to such approval (the "Acquisition");

    Whereas, Goldwin is engaged in the business of manufacturing and distributing a wide range of sporting goods and related products, and is a party to certain existing agreements with TNF regarding trademark licenses and related matters in Japan, and desires to purchase shares in the Company and an option from the Company to acquire certain rights on the terms described below;

    Now, therefore, in consideration of the foregoing, the expenses incurred and expected to be incurred by the Company in connection with the Acquisition and the mutual promises set forth below, the Company and Goldwin agree as follows:

1.  PURCHASE OF SHARES.

    1.1 AUTHORIZATION. The Company will, before the Share Purchase Closing (as defined in Section 3.1), have duly authorized the sale and issuance to Goldwin of shares representing thirty percent (30%) of the total number of shares of capital stock of the Company to be issued and outstanding as of the Share Purchase Closing.

         (a) CAPITAL STRUCTURE. The Company has the right to determine whether one or more classes or series of shares will be issued, the rights, restrictions, preferences and privileges of these classes, the number of authorized shares, and the prices and other terms of the remaining 70% of the shares issued as of the Share Purchase Closing. However, in all events if the Share Purchase Closing occurs, Goldwin shall be issued upon the Share Purchase Closing 30% of the shares as described above, and, if more than one class or series is authorized or issued, all of the shares issued to Goldwin shall (as of the date of the Share Purchase Closing) consist of shares of the most senior or preferred shares having the most favorable rights, references and privileges and voting right at least equal to 30% of the combined voting power of all classes or series, provided that the Company may require that any preferred stock issued to Goldwin shall be automatically converted to common stock if Goldwin exercises the Option defined in Section 2 below. The shares to be issued to Goldwin are referred to below as the "Shares," and the remaining shares to be issued and outstanding before or immediately after the Share Purchase Closing are referred to below as the "Other Shares"

         (b) OTHER PURCHASERS. The Company shall have the right to determine the owners of the Other Shares, so long as a majority of the Other Shares is beneficially owned by one or both of Marsden Cason and William McFarlane immediately prior to the Share Purchase Closing.

    1.2 SALE OF THE SHARES. Subject to the terms and conditions of this Agreement, the Company hereby irrevocably agrees to sell and issue to Goldwin at the Share Purchase Closing, and Goldwin hereby irrevocably agrees to purchase at the Share Purchase Closing, the Shares for a total purchase price of Twelve Million United States Dollars (U.S.$12,000,000) (the "Purchase Price").

2.  OPTION TO PURCHASE JAPANESE/KOREAN TRADEMARK RIGHTS

    2.1 GRANT OF OPTION. The Company hereby irrevocably grants to Goldwin the option (the "Option") to purchase all trademarks and trademark applications currently owned by TNF in Japan and Korea as listed in Schedule 2.1 (collectively, the "Option Trademarks") together with all goodwill directly associated in Japan and Korea with the Option Trademarks. The Option is personal to Goldwin and is not transferable.

    2.2 EXERCISE OF OPTION. The Option shall be exercisable by Goldwin if and only if the Share Purchase Closing occurs in accordance with the terms and conditions of this Agreement. If the Option becomes exercisable, Goldwin shall have the right to exercise the Option on, or within 365 calendar days after, the date of the Share Purchase Closing.

    2.3  EXERCISE PRICE.  The purchase price (the "Exercise Price") for the
Option

Trademarks payable upon exercise of the Option shall be five sixths (5/6ths) of the total number of shares of the Company issued or issuable to Goldwin under
Section 1.

    2.4 EXERCISE PROCEDURE. If Goldwin elects to exercise the Option as provided above, it shall give written notice of exercise to the Company setting forth the date on which Goldwin desires to exercise the Option (the "Option Exercise Date"). Goldwin may designate as the Option Exercise Date the same date of such written notice if such written notice is delivered to the Company by personal delivery. On the Option Exercise Date, the Company shall execute and deliver to Goldwin Japanese and Korean applications for trademark transfer forms as, may be properly prepared and requested by Goldwin covering the Option Trademarks and other documents reasonably requested and identified by Goldwin at least ten (10) days prior to the Share Purchase Closing to cause the transfer of the Option Trademarks to Goldwin. Goldwin shall, concurrent with the foregoing, deliver to the Company the Exercise Price evidenced by appropriate share certificates duly endorsed by Goldwin for transfer to the Company together with such evidence of due authorization thereof by Goldwin as may be reasonably requested and identified by the Company at least ten (10) days prior to the Share Purchase Closing.

    2.5 TREATMENT OF EXISTING GOLDWIN LICENSES. If the Company purchases the assets of TNF pursuant to the Acquisition, the Company agrees to assume and perform on and after the Acquisition Closing (as defined in Section 5.1) obligations of TNF under the license agreement and distribution agreement between TNF and Goldwin as the same exist as of the date of this Agreement. If the Company purchases the stock of TNF pursuant to the Acquisition, the Company agrees to cause TNF to continue to perform TNF's obligations under those agreements. If Goldwin exercises the Option, such agreements shall automatically terminate without further action of the parties upon completion of the exercise procedure under Section 2.4, provided that all monetary (the minimum royalty being prorated) and other obligations accrued through such date under the agreement shall be fulfilled by each party so obligated within one(1)month after the Option Exercise Date.

    2.6 ALTERNATE TRANSFER PROCEDURE. If the Company purchases the stock of TNF pursuant to the Acquisition and Goldwin exercises the Option, the Company shall cause TNF to transfer the Option Trademarks to Goldwin in accordance with the terms of this Agreement and Goldwin agrees to accept such transfer directly from TNF.

    2.7 INDEMNITY. Provided that the Share Purchase Closing has occurred and Goldwin exercises the Option in accordance with the provisions of this Agreement, the Company shall indemnify, defend and hold harmless Goldwin against and from any and all claims, damages, losses and reasonable costs and expenses (collectively, "Claims") to the extent arising from any breach by the Company of the Company's obligations under this Section 2 and/or the Company's representation and warranty set forth in Section 4.1(e). The Company's obligation under this
Section 2.7 shall automatically expire on the second (2nd) anniversary date of the Share Purchase Closing Date as to all Claims which have not then or previously been described in a written notice given by Goldwin to the Company requesting indemnity therefor pursuant to this Section 2.7. Goldwin shall promptly notify the Company in writing of all Claims as to which Goldwin intends to seek indemnity under this Section 2.7. The Company shall have the right to select legal counsel to defend the Claims, subject to approval of the legal counsel by Goldwin, which approval shall not be unreasonably withheld or delayed, and the right of Goldwin to retain its own counsel and participate in the defense of any Claim at any time at Goldwin's expense. The Company shall not be liable for the payment, settlement or other resolution of any Claim to the extent the Company has not been permitted to control the defense thereof, provided that the Company has diligently responded or offered to respond to any notice of a Claim given to the Company by Goldwin. In no event shall the aggregate obligations of the Company under this Section 2.7 exceed U.S.$12 million, and the Company shall have no liability hereunder to the extent of any Claims agreed to or caused by Goldwin.

3.  THE SHARE PURCHASE CLOSING

    3.1 TIME AND PLACE. The closing (the "Share Purchase Closing") of the purchase and sale of the Shares under Section 1.2 shall take place on or before March 31, 1994, at one location in the United States of America, as such date and place may be selected by the Company after consultation with Goldwin, so long as the Share Purchase Closing occurs on the date on which the Acquisition Closing occurs and so long as all conditions under Section 5 to each party's obligations to complete the sale and purchase of the Shares are duly fulfilled or waived by the party entitled to waive such conditions. The date of the Share Purchase Closing is referred to in this Agreement as the "Share Purchase Closing Date." The Company shall give Goldwin at least fifteen (15) days prior written notice of the Share Purchase Closing Date, and the Company may, with reasonable cause, defer the Share Purchase Closing Date by up to twenty (20) business days.

    3.2 DELIVERY OF SHARES. At the Share Purchase Closing, the Company shall deliver to Goldwin share certificates in such number as the Company shall determine representing the number of Shares being purchased from the Company, to be registered on the Company's books in the name of Goldwin. The certificates shall be in proper legal form under the laws of California.

    3.3 PAYMENT. The delivery specified in Section 3.2 shall be against payment of the Purchase Price for the Shares, and such payment shall be paid by Goldwin at the Share Purchase Closing by delivering to the Company all documents to be delivered by Goldwin under the escrow agreements described in Section 3.4 in order to cause the amounts held in the escrow accounts to be released as provided in

Section 3.4.

3.4 ESCROW DEPOSIT.

    (a) INITIAL DEPOSIT. No later than January 7, 1994 (Tokyo time), Goldwin shall remit (and provide the Company with notice of such remittance by facsimile) the sum of one million two hundred thousand United States dollars (U.S.$1,200,000) into an escrow account with a branch or office in San Francisco, California, of Union Bank or other mutually selected bank (the "Bank") pursuant to such bank's customary escrow agreement to be executed by Goldwin and the Company and to provide for such bank to hold the deposit for the benefit of the Company as secured party to secure Goldwin's obligation to purchase the Shares in accordance with this Agreement. If the Share Purchase Closing is consummated under this Agreement, the U.S.$1,200,000 shall, upon the Share Purchase Closing, be paid directly to the Company or the party designated by the Company pursuant to the terms and conditions of the Acquisition Closing. If the Share Purchase Closing is not consummated because of a breach of Goldwin's obligation under Sections 3.3 and 3.4, which breach is not cured by Goldwin within five (5) business days after notice is given by the Company to Goldwin specifying the basis of such breach or (ii) because of a breach of any other material obligation under this Agreement on the part of Goldwin, which breach is not cured by Goldwin fifteen (15) business days after notice is given by the Company to Goldwin specifying the basis of such breach, the deposit with any interest earned thereon shall be immediately paid to the Company as liquidated damages for such breach by Goldwin. The parties acknowledge that the Company's actual damages in the event of such breach by Goldwin would be extensive but extremely difficult or impracticable to determine. Therefore, by placing their initials below, the parties acknowledge that the deposit has been agreed upon, after negotiation, as the parties' reasonable estimate of the minimum amount of the Company's damages and as the Company's sole remedy against Goldwin in the event Goldwin fails to perform such obligations under this Agreement.

    Goldwin Initials /s/ T.N.              Company Initials /s/ M.S.L.
                     ------------                           ------------

    The term "business day" used in this Agreement means any day on which banks are open for business in both Tokyo and San Francisco.

    (b) CLOSING DEPOSIT. At least ten (10) days prior to the Share Purchase Closing, Goldwin shall deposit the $10,800,000 balance of the Purchase Price into an escrow account with a branch or office in San Francisco, California, of the Bank pursuant to such bank's customary escrow agreement to be executed by Goldwin and the Company, which shall provide that the amount held in such escrow account (other than the interest earned thereon) will, upon the Share Purchase Closing, be paid in immediately available funds directly to the Company or the party designated by the Company pursuant to the terms and conditions of the

Acquisition Closing.

    (c) INTEREST. Except where specified to the contrary, all interest earned on amounts deposited by Goldwin in escrow accounts pursuant to this Section 3.4 shall be for the benefit of Goldwin.

    3.5 COMMITMENT LETTER. No later than January 7, 1994 (Tokyo time), Goldwin shall, by facsimile with the original thereof sent simultaneously by recognized over night courier, furnish a commitment letter from Hokuriku Bank addressed to the Company, in the form set forth as Schedule 3.5, to the effect that such bank is committed to fund for the benefit of Goldwin and the Company the amount of the Purchase Price in accordance with the terms and conditions of this Agreement.

4.  REPRESENTATIONS AND WARRANTIES

    4.1 REPRESENTATIONS OF THE COMPANY. The Company hereby represents and warrants to Goldwin, as of the Share Purchase Closing Date, as follows:

         (a) ORGANIZATION. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite power and authority to own, lease, and operate its properties and to carry on its business as it is now conducted and proposed to be conducted and the Company has all requisite corporate, legal and other power and authority to enter into and perform the terms and conditions of this Agreement.

         (b) CAPITALIZATION. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.
Schedule 4.1(b), to be attached hereto prior to the Share Purchase Closing, sets forth as of the Share Purchase Closing and immediately following the Share Purchase Closing the authorized capital stock of the Company, the number of shares thereof issued and outstanding and a list of the shareholders of the Company indicating the shares of the Company held by each of them.

         (c) AUTHORIZATION AND COMPLIANCE. The issuance, sale and delivery of the Shares in accordance with this Agreement together with the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and the Shares, when so issued, sold and delivered against payment therefor in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessible. The execution, delivery and performance of this Agreement by the Company and the offer, sale and delivery of the Shares do not and will not conflict with, violate or result in any default under or breach of any of the provisions of (i) any law of the United States of America or its political subdivisions, (ii) the Articles of Incorporation or Bylaws of the Company, (iii) any decree, judgment or order, applicable to the Company or (iv)any contract or agreement by which the Company is bound. The Company has satisfied itself that it has complied with all applicable laws in connection with the execution, delivery and performance of this Agreement.


         (d)  OPTION TRADEMARKS.  To the best of the Company's knowledge,
Schedule 2.1 is a complete and correct list of all trademarks owned or used by TNF in Japan and Korea.

         (e) TITLE. As of the Option Exercise Date, the Option Trademarks shall be free and clear of any liens and security interests (other than such liens or security interests as may have been agreed to or caused by Goldwin) and shall not be subject to any attachment (SASHIOSAE) or provisional attachment (KARISASHIOSAE).

    4.2  REPRESENTATIONS OF GOLDWIN.

    Goldwin hereby represents and warrants to the Company, as of the Share Purchase Closing Date, as follows:

         (a) ORGANIZATION. Goldwin is a corporation duly organized, validly existing and in good standing under the laws of Japan and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now conducted and proposed to be conducted; and Goldwin has all requisite corporate, legal and other power and authority to enter into and perform the terms and conditions of this Agreement.

         (b) AUTHORIZATION AND COMPLIANCE. The execution, delivery and performance of this Agreement by Goldwin have been duly authorized by all necessary corporate action on the part of Goldwin. The execution, delivery and performance of this Agreement by Goldwin do not and will not conflict with, violate or result in any default under or breach of any of the provisions of (i) any law of Japan or its political subdivisions, (ii) the articles of incorporation and other organizational documents of Goldwin, (iii) any decree, judgment or order, applicable to Goldwin or (iv) any contract or agreement by which Goldwin is bound. Goldwin has satisfied itself that it has complied with all applicable laws in connection with the execution, delivery and performance of this Agreement.

         (c) INVESTMENT REPRESENTATION. Goldwin is purchasing the Shares for its own account (and not as nominee or agent) and not with a view to or for sale in connection with any distribution of the Shares under circumstances which would violate the securities laws of any country or its political subdivisions; has total assets in excess of U.S.$5,000,000; has a preexisting business relationship with TNF and business experience such that Goldwin is capable of understanding the merits and risks of an investment in the Shares and protecting its own interests in connection with this Agreement; and does not have any contract or other undertaking with any person to sell, transfer or otherwise dispose of the Shares (other than if it exercises the Option hereunder).

5.  CONDITIONS TO CLOSING

    5.1 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND GOLDWIN. The obligations of each of the Company and Goldwin under this Agreement to cause the Share Purchase Closing to take place shall be subject to the satisfaction, at and as of the Share Purchase Closing, of the conditions that:

         (a) the closing of the Acquisition (the "Acquisition Closing") shall have occurred in accordance with applicable Bankruptcy Court approval and in accordance with such other terms and conditions as may be agreeable to the Company, so long as, in all events, the Company receives all of the documents necessary for the Company to acquire the Option Trademarks directly without any further cooperation from TNF, or acquire the Option Trademarks indirectly by acquisition of all outstanding shares of TNF's capital stock,

         (b) there shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree in any jurisdiction, the effect of which prohibits the Share Purchase Closing or the Acquisition Closing or the Company from performing its material obligations under this Agreement and there shall be no legal actions or proceedings pending that will, if determined adversely, prohibit the Company from performing its material obligations under this Agreement; and

         (c) the Option Trademarks shall not be subject to any attachment or provisional attachment.

    5.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. Except to the extent expressly waived in writing by the Company, the obligations of the Company under this Agreement to cause the Share Purchase Closing to take place shall also be subject to the fulfillment at or prior to the Share Purchase Closing of each of the following conditions:

         (a) The representations and warranties of Goldwin in Section 4 shall have been true and correct when made, and shall be true and correct on the Share Purchase Closing Date as if made on and as of such date, and Goldwin shall have paid the Purchase Price for the Shares in the manner referred to in Section 3.3 hereof and otherwise shall have performed all of its obligations required by this Agreement to be performed on or prior to the Share Purchase Closing.

         (b) Goldwin shall have delivered to the Company (i) a certificate executed by Goldwin's chief executive officer certifying that, based upon his best knowledge, the conditions specified in Section 5.2(a) have been fulfilled as of the Share Purchase Closing and (ii) a written opinion of Yanagida, Nomura & Akai, Japanese counsel to Goldwin, dated as of the Share Purchase Closing, which opinion shall address the Japanese law matters set forth in Section 4.2(a) and the first sentence of (b), need not address financial or other matters of fact except to the extent of counsel's actual knowledge, and shall be reasonably satisfactory to the Company.

    5.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF GOLDWIN. Except to the extent expressly waived in writing by Goldwin, the obligations of Goldwin under this Agreement to cause the Share Purchase Closing to take place shall also be subject to the fulfillment at or prior to the Share Purchase Closing of each of the following conditions:

         (a) The representations and warranties of the Company in Section 4 shall have been true and correct when made, and shall be true and correct on the Share Purchase Closing Date as if made on and as of such date, and the Company shall have delivered certificates representing the Shares and otherwise shall have performed all of its obligations required by this Agreement, to be performed on or prior to the Share Purchase Closing.

         (b) The Company and its shareholders shall have duly elected an individual designated by Goldwin as a member of the Company's board of directors (provided that Goldwin shall have notified the Company at least ten (10) days prior to the Share Purchase Closing of the name and address of such individual).

         (c) The Company shall have delivered to Goldwin (i) a certificate executed by the Company's chief executive officer certifying that, based upon his best knowledge, the conditions specified in Sections 5.1 and 5.3(a) have been fulfilled as of the Share Purchase Closing and (ii) a written opinion of Crosby, Heafey, Roach & May, California counsel to the Company, dated as of the Share Purchase Closing, which opinion shall address the California law matters set forth in Section 4.1(a),(b) and the first sentence of (c), need not address financial or other matters of fact except to the extent of counsel's actual knowledge, and shall be reasonably satisfactory to Goldwin.

6.  COVENANTS OF THE COMPANY AND GOLDWIN

    6.1 OVERSEAS TRADEMARK REGISTRATIONS. Promptly after Goldwin's exercise of the Option, the Company shall cooperate with Goldwin in expanding the categories of registration of the Option Trademarks in Japan and Korea and shall endeavor to acquire trademark rights with respect to North Face Marks (as defined in Section 6.5 (a)) which are registered in the name of third parties in Korea and transfer such trademark rights to Goldwin free of charge, provided that the

Company shall not be obligated to pay or incur any costs or expenses to achieve the foregoing in excess of twenty five thousand United States dollars (U.S.$25,000). In the event such costs or expenses exceed U.S.$25,000 the parties shall discuss, in good faith, the allocation between them of such excess.

    6.2 BOARD REPRESENTATION. So long as Goldwin holds shares which entitle it to 5% or more of the combined voting power of all stock issued by the Company and, if Goldwin has exercised the Option, so long as Goldwin has not sold the Option Trademarks, Goldwin shall be entitled to elect one member of the Company's board of directors. This right to elect a director is personal to Goldwin and is not transferable with any shares or otherwise.

    6.3 WITHHOLDING TAX. Any withholding tax in Japan payable on the purchase of the Option Trademarks shall be borne by the Company, provided that Goldwin shall use reasonable efforts to minimize the amount of such withholding tax. Immediately following receipt by the Company from Goldwin of the notice of exercise of Option pursuant to Section 2.4, the Company shall deposit one million United States dollars (U.S.$1,000,000) into an escrow account with a branch or office in San Francisco, California, of the Bank pursuant to such bank's customary escrow agreement to be executed by the Company and Goldwin, which shall provide that such U.S.$1,000,000 will be paid to Goldwin upon receipt by the Company of a certificate from the relevant Japanese tax authority for the Company's tax credit in the United States under the U. S. Japan Tax Treaty that Goldwin has paid the withholding tax, payable in Japan in connection with the exercise of the Option, in the amount of at least U.S.$1,000,000. If such certificate is not received by the Company within forty-five (45) days after the making of the deposit, such $1,000,000 will be repaid to the Company. All interest earned on amounts deposited by the Company in the escrow account established pursuant to this Section 6.3 shall be for the benefit of the Company. Upon Goldwin's request, the Company shall, immediately after the Option Exercise Date, deliver to Goldwin a power of attorney for the withholding tax application to be submitted to the relevant Japanese tax authority in accordance with the U.S. Japan Tax Treaty.

    6.4 STOCK RESTRICTION AGREEMENT. Goldwin agrees that no shares of any class of stock of the Company or any interest in those shares now or later owned of record or beneficially by Goldwin shall be sold, assigned, encumbered, pledged, held in trust, transferred or otherwise disposed of, voluntarily or involuntarily, directly or indirectly, with or without consideration, by operation of law, or otherwise (collectively, as a noun or verb, referred to as "Transfer"), except as expressly permitted by this Agreement. Any attempted Transfer shall be null and void and shall confer no rights on the transferee, except to the extent expressly permitted by this Agreement.

         (a) RIGHT OF FIRST REFUSAL. Goldwin agrees that no such shares shall be Transferred for a period of twenty-four (24) months after the Closing. If Goldwin thereafter desires to Transfer any such shares, Goldwin shall give notice of the proposed Transfer to the Company, setting forth in detail the identity of all transferees, intended price and all other terms and conditions of the Transfer (the "Transfer Notice). Within ninety (90) calendar days after receiving the Transfer Notice, the Company and any other persons designated by the Company shall have the right and option (but no obligation) to purchase any or all of the shares of the Company then owned by Goldwin (whether or not designated in the Transfer Notice) for a price equal to the lower of the price (and on the other terms and conditions) specified in the Transfer Notice or fair market value determined under this Section 6.4.

         (b) PURCHASE PROCEDURE. The foregoing right and option may be exercised, if at all, by notice (the "Election Notice") to Goldwin delivered within such 90 day period specifying the number of shares to be purchased, the price therefor (and reasonably detailed basis for specifying fair market value if selected in place of the price designated in the Transfer Notice), and closing procedures (which shall be as reasonably specified by the Company so long as the closing of the purchase from Goldwin occurs within thirty (30) days after the Election Notice is given to Goldwin and payment is made to Goldwin in United States dollars in immediately available funds against delivery of share certificates duly endorsed for transfer to persons designated by the Company).

         (c) PRICE DETERMINATION. If Goldwin and the Company disagree as to the fair market value specified in the Election Notice, either party may initiate arbitration to determine such value under Section 7.11 hereof. The period in which the Company has the right to purchase shares specified in the Election Notice shall be tolled and extended during the period in which the Company is participating in good faith in such arbitration proceedings.

         (d) RIGHT TO TRANSFER. To the extent shares included in the Transfer Notice are not timely designated for purchase in an Election Notice, Goldwin shall be free for a period of sixty (60) days to Transfer such shares solely in accordance with the terms and conditions stated in the Transfer Notice, provided that the transferees thereof shall be bound by the provisions of this Section
6.4 and shall execute such agreements to that effect as may be requested by the Company.

    6.5  MARKETING ALLIANCE.

    The following provisions in Section 6.5 shall become effective upon Goldwin's exercise of the Option in accordance with the terms and conditions of this Agreement.

         (a) GEOGRAPHICAL LIMITATIONS. The Company and its affiliates shall not sell in Japan or Korea (other than through distribution arrangements with or first approved in writing by Goldwin) any products identified by the marks listed in

Schedule 2.1 or similar marks incorporating the name "The North Face" or existing logo designs (collectively, "The North Face Marks") or similar marks and shall use good faith efforts to prevent its customers and affiliates from doing so. Goldwin and its affiliates shall not sell outside the geographical boundaries of Japan or Korea (other than through distribution arrangements with or first approved in writing by the Company) any products identified by The North Face Marks or similar marks, and shall use good faith efforts to prevent its customers and affiliates from doing so. Goldwin hereby acknowledges that it shall have no rights in or to The North Face Marks other than such rights as are expressly granted to it by this Agreement. The term "affiliate" used in this
Section 6.5 means any corporation, partnership or other person directly or indirectly controlling controlled by or under common control with the party designated above, and the term "customer" used in this Section 6.5 means any retailer, wholeseller, exporter, distributor and licensee of the designated party and its affiliate, and any other third party which purchases relevant products from the designated party and its affiliate. If the Company or its affiliate licenses a third party (except for TNF's existing licensees) to manufacture, promote or sell products identified by the North Face Marks or similar marks in any country other than Japan and Korea, the Company or its affiliate shall, to the extent permitted by applicable laws, include in its license agreement with that third party a provision prohibiting that third party and its customers and affiliates promoting or selling such products in Japan and Korea. If Goldwin or its affiliate licenses a third party to manufacture, promote or sell products identified by the North Face Marks or similar marks in Japan or Korea, Goldwin or its affiliate shall, to the extent permitted by applicable laws, include in its license agreement with that third party a provision prohibiting that third party and its customers and affiliates promoting or selling such products in any country other than Japan and Korea.

         (b) QUALITY REQUIREMENTS. Goldwin and its affiliates and licensees and the Company and its affiliates and licensees shall not manufacture or sell any products identified by The North Face Marks or similar marks unless the quality of each product is comparable to or better than the general quality standards evidenced by the products historically produced by or for TNF or produced by or for Goldwin in accordance with its existing license agreement with TNF. Goldwin and its affiliates and licensees and the Company and its affiliates and licensees shall cooperate with each other to prevent the proliferation of and exchange information concerning counterfeit products bearing The North Face Marks or similar marks.

         (c) PRODUCT AND INFORMATION SHARING. The Company and Goldwin each agree to allow the other upon request reasonable inspection of facilities and processes used to manufacture their products bearing The North Face Marks and to supply designs (free of charge), specimens of such products (at the cost of the requesting party) and related trademarks. Goldwin and its affiliates may freely copy and use the designs and products of the Company and the Company and its affiliates may freely copy and use the design and products of Goldwin provided that (i) each party shall inform the other parties of the designs and products so copied and used, and (ii) such copied designs and products shall not be sold or licensed to licensees or foreign distributors of the copying party without the written consent of the other party, except that the Company may sell or license such copied designs and products to its licensees and distributors in the United States and Canada.

         (d) EXCLUSIVE SALES ARRANGEMENTS. The Company shall have the exclusive right to purchase, for sale outside of Japan and Korea, products produced by or for Goldwin bearing The North Face Marks and the Goldwin shall have the exclusive right to purchase, for sale in Japan and Korea, products produced by or for the Company bearing The North Face Marks in accordance with terms and conditions to be agreed upon by the parties in good faith negotiations in respect of each particular sale. Goldwin and the Company shall also discuss in good faith the possibility of licensing or purchasing each other's manufacturing know-how in relation to the manufacture of products bearing The North Face Marks.

         (e) PERMITTED CATEGORIES. Goldwin and its affiliates and licensees shall not register The North Face Marks or similar marks in any country other than Japan and Korea. The Company and its affiliates and licensees shall not register the North Face Marks or similar marks in Japan and Korea. Furthermore, although Goldwin may register The North Face Marks in Japan and Korea for every category of products, it and its affiliates and licensees shall not use for commercial purposes any of The North Face Marks so registered or similar marks except for in those categories of consumer products consisting of sleeping bags, tents, backpacks, ski wear and equipment, camping, hiking, fishing, canoeing kayaking and mountain biking equipment, casual wear, outdoor footwear, other products representative of the outdoor lifestyle in areas similar to the foregoing and accessories and promotional items directly related to or to the sales of the foregoing.

         (f) EXISTING SKI WEAR, CASUAL WEAR AND SHOE LICENSES. Goldwin acknowledges the existence of certain license agreements and distributorship agreements listed in Schedule 6.5(f) (with such changes as described in Schedule 6.5(f)) governing the sale by licensees in Japan of ski wear, casual wear, shoes and related accessories identified by The North Face Marks. So long as those agreements remain in effect, whether or not Goldwin exercises the Option, Goldwin shall not act in any way that would violate or interfere with the rights and obligations under those agreements The Company shall not amend those agreements in a manner that would extend the existing terms thereof or assign additional trademark rights to those licenses. If and when Goldwin exercises the Option, the Company will assign the license agreements and distributorship agreements to Goldwin, to the extent possible, and cause all payments received by the Company from those licensees for periods after Goldwin exercises the Option to be remitted promptly to Goldwin.

         (g) TRADEMARK RIGHT OF FIRST REFUSAL. If Goldwin will have exercised the Option, Goldwin shall not Transfer the Option Trademarks or any interest therein without first giving notice of the proposed Transfer to the Company setting forth in reasonable detail the proposed assignee, the marks and related rights proposed to be Transferred, and the price and other terms and conditions of the Transfer (the "Trademark Transfer Notice"). Within ninety (90) days after receiving the Trademark Transfer Notice, the Company or any of its wholly owned subsidiaries shall have the right and option (but no obligation) to purchase all of the marks and associated rights specified in the Trademark Transfer Notice for a price equal to the lower of the price (and on the other terms and conditions) specified in the Trademark Transfer Notice or fair market value (determined by agreement of the parties or, if agreement cannot be reached, by arbitration under Section 7.11 hereof). The Company may exercise such option by giving notice thereof to Goldwin within such ninety (90) day period, and the parties shall consummate the sale and purchase of the marks and related rights designated in the Company's notice within thirty (30) days after the Company gives such notice to Goldwin (pursuant to documents to be reasonably agreed upon by each party and with such 30 day period extended by the period in which the Company is participating in good faith in any related arbitration proceedings). If the Company does not timely exercise such option, Goldwin shall have the right to consummate the Transfer if and only if the assignee thereof is approved in writing by the Company, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Goldwin shall have the right to Transfer all or part of the Option Trademarks to one or more corporations controlled by Goldwin which agree in writing to be bound by all of the provisions of this Agreement which otherwise constitute obligations of Goldwin.

         (h) OTHER MARKETING MATTERS. The Company and Goldwin shall cooperate with each other to enhance design, production, and development of products to be identified by The North Face Marks, share design, image and advertising strategies and materials, cosponsor marketing events on mutually agreeable terms, and meet at least twice per year to discuss matters of mutual interest.

7.  GENERAL PROVISIONS

    7.1 GOVERNING LAW. This Agreement shall be governed in all respects by the internal laws of the State of California without application of principles of conflicts of law.

    7.2 SURVIVAL. All representations, warranties, covenants and agreements made herein shall survive any investigation made by any party and the closing of the transactions contemplated hereby.

    7.3 SUCCESSORS AND ASSIGNS. Neither Goldwin nor the Company shall assign or otherwise transfer any of their rights under this Agreement other than to a successor to all or substantially all of the business of such party by way of merger, consolidation or purchase of assets, and except that the Company's rights hereunder shall inure to the benefit of and shall be assignable to any institutional lender which has provided or committed to provide acquisition, working capital or other financing to the Company. Except as provided in the preceding sentence and other specific provisions hereof, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

    7.4 ENTIRE AGREEMENT AMENDMENT. This Agreement and its exhibits expressly described herein constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof. Prior to the Share Purchase Closing, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the parties hereto.

    7.5 NOTICES AND OTHER COMMUNICATIONS. Every notice or other communication required or contemplated by this Agreement by either party shall be delivered either by (i) personal delivery, (ii) postage prepaid return receipt requested registered or certified mail (airmail if available), or the equivalent of registered or certified mail under the laws of the country where mailed, (iii) internationally recognized overnight courier, such as Federal Express or UPS, or
(iv) facsimile with a confirmation copy sent simultaneously by postage prepaid, return receipt requested, registered or certified mail, in each case addressed to the Company at 999 Harrison Street, Berkeley, California and addressed to Goldwin at 20-6, Shoto 2-chome, Shibuya-ku, Tokyo. Notice by registered or certified mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or equivalent, and in the absence of such record of delivery, the effective date shall be presumed to have been the fifth (5th) business day after it was deposited in the mail. All notices and other communications required or contemplated by this Agreement delivered in person or sent by courier shall be deemed to have been delivered to and received by the addressee and shall be effective on the date of personal delivery; notices delivered by "tested" telex or by facsimile with simultaneous confirmation copy by registered or certified mail shall be deemed delivered to and received by the addressee and effective on the date sent. Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given.

    7.6 COUNSEL FEES. Each party shall bear its own legal fees and other expenses incident to this Agreement.

    7.7  FINDER'S FEES.

         (a) The Company (i) represents and warrants that it has not retained any finder or broker in connection with the transactions contemplated by this Agreement and (ii) hereby agrees to indemnify and to hold Goldwin harmless Of and from any liability for any commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its employees or representatives, is responsible.

         (b) Goldwin (i) represents and warrants that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and (ii) hereby agrees to indemnify and to hold the Company and the other shareholders harmless of and from any liability for any commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which Goldwin, or any of its employees or representatives, is responsible.

    7.8 SECURITIES LEGEND. The Company is authorized to imprint on all certificates evidencing the Shares or any other securities issued in exchange therefor the following legend or similar statement needed to comply with United States securities laws deemed appropriate by the Company:

    THE SECURITIES REPRESENTED HEREBY (1) HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER FEDERAL OR STATE SECURITIES LAW, (2) HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO OR IN CONNECTION WITH THE SALE OR DISTRIBUTION THEREOF, AND
(3) MAY NOT BE SOLD OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE FEDERAL REGISTRATION STATEMENT AND STATE QUALIFICATION RELATED THERETO OR AN OPINION OF COUNSEL FURNISHED AT HOLDER'S EXPENSE IN FORM AND SUBSTANCE AND FROM COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1993 AND APPLICABLE STATE LAW. THE SHARES REPRESENTED HEREBY ARE SUBJECT TO RIGHT OF FIRST REFUSAL AND RELATED TRANSFER RESTRICTIONS SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER HEREOF AND THE HOLDER OF RECORD DESIGNATED ON THE FACE OF THIS CERTIFICATE. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL BUSINESS OFFICE OF THE ISSUER.

    7.9 TITLES AND SUBTITLES. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

    7.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Execution and delivery of this Agreement and/or its exhibits by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

    7.11 ARBITRATION. UNLESS OTHERWISE AGREED BY THE COMPANY AND GOLDWIN IN WRITING, ALL DISPUTE, CONTROVERSIES, OR DIFFERENCES WHICH MAY ARISE BETWEEN THE PARTIES OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS CONTRACT, OR THE BREACH THEREOF, SHALL BE FINALLY SETTLED BY ARBITRATION PURSUANT TO THE JAPAN-AMERICAN TRADE ARBITRATION AGREEMENT OF SEPTEMBER 16,1962, BY WHICH EACH PARTY HERETO IS BOUND. IF GOLDWIN INITIATES THE ARBITRATION, THE PLACE OF ARBITRATION SHALL BE SAN FRANCISCO, CALIFORNIA, U.S.A.; AND IF THE COMPANY INITIATES THE ARBITRATION, THE PLACE OF ARBITRATION SHALL BE TOKYO, JAPAN. IN ALL EVENTS,
THE ARBITRATION SHALL BE CONDUCTED IN THE ENGLISH LANGUAGE. THIS ARBITRATION PROVISION SHALL APPLY WHETHER THE DISPUTE, CONTROVERSY OR DIFFERENCE ARISES UNDER CONTRACT, TORT, LAW, EQUITY OR OTHERWISE, PROVIDED THAT IN ANY ARBITRATION UNDER SECTION 6.4(c) THE PLACE OF ARBITRATION SHALL BE SAN FRANCISCO, CALIFORNIA, U.S.A., THE ARBITRATION SHALL BE CONDUCTED IN ACCORDANCE WITH THE COMMERCIAL RULES OF THE AMERICAN ARBITRATION ASSOCIATION AND EACH PARTY SHALL APPOINT AN INVESTMENT BANKER EXPERIENCED IN VALUING COMPANIES OF THE SIZE OF THE COMPANY, EACH OF THOSE APPOINTEES SHALL APPOINT A THIRD SUCH EXPERIENCED INVESTMENT BANKER, AND THE THREE SUCH ARBITRATORS SHALL VALUE THE SHARES SUBJECT TO THE ELECTION NOTICE IN ACCORDANCE WITH VALUATION PRINCIPLES CUSTOMARILY USED IN THE UNITED STATES FOR COMPARABLE COMPANIES AND TAKING INTO ACCOUNT AN APPROPRIATE DISCOUNT FOR THE MINORITY INTEREST REPRESENTED THEREBY, LACK OF PUBLIC TRADING MARKET AND RESTRICTIONS ON TRANSFER.
NOTWITHSTANDING THE FOREGOING, GOLDWIN SHALL BE ENTITLED WITHIN JAPAN AND KOREA, AND THE COMPANY SHALL BE WITHIN ANY COUNTRY OTHER THAN JAPAN AND KOREA, TO SEEK INJUNCTIVE RELIEF, DAMAGES, AND RELATED LEGAL OR EQUITABLE REMEDIES BY JUDICIAL ACTION AGAINST THE OTHER PARTY OR ANYONE ELSE BASED ON ANY INFRINGEMENT OR OTHER VIOLATION OF TRADEMARK RIGHTS RESPECTIVELY OWNED BY SUCH PARTY.

    7.12 EFFECTIVENESS. Goldwin shall use its reasonable effort to complete, by January 7, 1994, all procedures under the Japanese Foreign Exchange Control Law which are required to complete before the execution, delivery and performance of this Agreement. Upon completion of such procedures, Goldwin shall notify the Company of it by facsimile and, thereupon, all other provisions of this Agreement become effective.

    Having read and accepted this Agreement, the parties hereby sign and deliver this Agreement as of the day and year first set forth in this Agreement.


TNF Holdings Company, Inc.
a California corporation


By /s/ Marsden Cason, President
   ----------------------------

Kabushiki Kaisha Goldwin
a Japanese corporation


By /s/ Tosaku Nishida
   ---------------------------
    Tosaku Nishida, President

                                  MEMORANDUM

   This Memorandum is entered into as of March 29, 1994 by and between TNF Holdings Company, Inc., a California corporation (the "Company") and Kabushiki Kaisha Goldwin, a Japanese corporation ("Goldwin").

   Whereas, the parties hereto entered into a Stock Purchase Agreement dated as of December 28, 1993 (the "Agreement", all terms used herein not otherwise defined shall have the meaning ascribed thereto in the Agreement);

   Whereas, pursuant to the Agreement, the Share Purchase Closing was scheduled to take place on or before March 31, 1994; and

   Whereas, the parties desire to postpone the Share Purchase Closing so that it will take place on or before June 30, 1994, and to amend the Agreement to reflect such postponement.

   Now, Therefore, in consideration of the foregoing and the following, the Company and Goldwin hereby agree as follows:

   1. The Share Purchase Closing shall be postponed to take place on or before June 30, 1994.

   2. All references in the Agreement to the "Share Purchase Closing", "Share Purchase Closing Date" or "on or before March 31, 1994" shall be taken to mean "on or before June 30, 1994".

   3. The terms and conditions of the Agreement as amended above shall continue in full force and effect.

   In Witness Whereof, each of the parties have executed this Memorandum as of the day and year first above written.

                                       TNF Holdings Company, Inc.,
                                       a California Corporation


                                       By         /s/ Marsden S. Cason
                                         --------------------------------------
                                               Marsden S. Cason, President

                                       Kabushiki Kaisha Goldwin,
                                       a Japanese Corporation


                                      By:         /s/ Tosaku Nishida
                                         --------------------------------------
                                               Tosaku Nishida, President

                                MEMORANDUM NO. 2

   This Memorandum No. 2 is entered into as of May 20, 1994 by and between TNF Holdings Company, Inc., a California corporation (the "Company") and Kabushiki Kaisha Goldwin, a Japanese corporation ("Goldwin").

   Whereas, the parties hereto entered into a Stock Purchase Agreement dated as of December 28, 1993 (the "Agreement", all terms used herein not otherwise defined shall have the meaning ascribed thereto in the Agreement); and pursuant to the Memorandum dated as of March 29, 1994, the Share Purchase Closing was rescheduled to take place on or before on or before June 30, 1994, and the additional Memorandum dated as of March 29, 1994 amended the Escrow Agreement dated as of January 6, 1994 between the parties hereto and Bank of America National Trust and Savings Association (collectively, the "Escrow Agreement") to reflect the revised Share Purchase Closing;

   Whereas, the Bankruptcy Court has scheduled May 25, 1994, as the date on which the buyer of The North Face assets and business will be selected; and if the Company is the successful bidder therefor, the Acquisition Closing (and Share Purchase Closing and Option Exercise Date as described below) is expected to occur on June 6, 1994;

   Whereas, the draft of this Memorandum when delivered to Goldwin is intended to constitute notice to Goldwin at least 15 days prior to the Acquisition Closing and Share Purchase Closing under Section 3.1 of the Agreement;

   Whereas, the Company is hereby requesting that Goldwin forward the $10.8 million balance of the Purchase Price under the Escrow Agreement (LESS an amount described below for payment of a certain Japanese tax) to the escrow account with Bank of America National Trust and Savings Association on or before May 23, 1994, to further demonstrate to the Bankruptcy Court that the Company's financing commitments are available if the Company's bid is accepted;

   Whereas, Goldwin desires to exercise the Option set forth in Section 2 of the Agreement on the date of the Acquisition Closing and Share Purchase Closing as permitted under Section 2.2 of the Agreement;

   Whereas, the Company as defined in the Agreement expects to reincorporate in Delaware with the same corporate name, and assign the Agreement to such new corporation as permitted by Section 7.3 of the Agreement;

   Whereas, certain further changes in the Agreement are needed to accommodate certain terms of financing now being arranged by the Company which were not contemplated at the time the Agreement was entered into, including but not limited to changes in valuation of shares based on the presently proposed capital structure of the Company; the proposed senior credit facility of Heller Financial, Inc.; and certain proposed equity and subordinated debt financing to be provided by certain investors (the "Other Investors") designated by the Company, on terms previously described by the Company to Goldwin;


   Now, therefore, in consideration of the foregoing and the following, the Company and Goldwin hereby agree as follows:

1. NOTICE OF OPTION EXERCISE.

   (a) OPTION EXERCISE. Goldwin hereby gives notice and agrees that the Option shall be exercised on and as of the date of the Acquisition Closing. As a result of this exercise, Goldwin and the Company further agree that for all accounting, legal and other purposes, the exercise of the Option shall constitute and be treated by the parties as a purchase by Goldwin from the Company of the Option Trademarks and other rights related thereto as such rights are described in the Agreement. For purposes of the Agreement, the Option Exercise Date, date of Share Purchase Closing, and date of Acquisition Closing shall occur on the same date (referred to herein as the "Closing Date"). Sections 1.1, 1.2, 2.3, 2.4, 3.1, 3.2 and 3.3 of the Agreement shall be interpreted to conform to and shall be governed by the provisions of this Memorandum No. 2.

   (b) TREATMENT OF PURCHASE PRICE. The Purchase Price shall be and remain Twelve Million United States Dollars (U.S.$12,000,000), provided that the parties agree to allocate U.S.$11,995,000 as the price and value of the Option Trademarks and related rights, and to allocate U.S.$5,000 as the price and value of the shares of Common Stock to be issued under Section 2 below.

   (c) DELIVERIES AT CLOSING. On the Closing Date, Goldwin shall deliver to the Company all documents to be delivered by Goldwin under the Escrow Agreement in order to cause the amounts held in such escrow accounts to be released to the Company as otherwise provided in the Agreement and the Escrow Agreement, against delivery by the Company to Goldwin of the trademark transfer forms requested by Goldwin (as described in Section 2.4 of the Agreement) and certificates representing the shares of Common Stock described in Section 2 below.

   (d) REMAINING DEPOSIT. Goldwin agrees on or before 11:00 a.m., May 23, 1994 (California time) to deposit into escrow the sum of U.S.$9,600,500, being the $10,800,000 balance of the Purchase Price as described in Section 3.4(b) of the Agreement, less the sum of $1,199,500 withheld under Section 6 below.

2. REVISED SHARE PURCHASE. In place of the Shares otherwise issuable under
Section 1 of the Agreement, the Company agrees to sell and issue to Goldwin, and Goldwin agrees to purchase at the Share Purchase Closing, for a total price of U.S.$5,000 a total number of shares of Common Stock representing three percent (3%) of the total number of shares of capital stock of the Company determined on a fully diluted basis immediately after the Share Purchase Closing (taking into account all issued and outstanding shares and shares subject to then outstanding options, warrants and convertible equity or debt securities). No other securities of the Company shall be issuable by the Company to Goldwin under the Agreement.

3. CERTAIN DELETIONS. Goldwin agrees to waive and delete (1) Section 1.1(b) regarding ownership of a majority of Other Shares by Marsden Cason and William McFarlane, and (2) Section 6.2 concerning election of a director to the Company's board of directors.

4. ASSIGNMENT TO DELAWARE CORPORATION. As used in the Agreement, the "Company" shall be deemed to include TNF Holdings Company, Inc., a Delaware corporation, effective upon the assignment of the Agreement to that corporation by TNF Holdings Company, Inc., a California corporation.

5. ADDRESSEES OF LEGAL OPINION. Goldwin agrees to cause the legal opinion of its counsel to be delivered under Section 5.2(b) to be addressed to the Company, Heller Financial, Inc., and the Other Investors.

6. WITHHOLDING TAX ESCROW. Section 6.3 of the Agreement is deleted. Goldwin shall be entitled to withhold from the Purchase Price (and from the deposit into escrow) the sum of $1,199,500 constituting ten percent (10%) of the amount allocated to the Option Trademarks, for the sole purpose of paying any withholding tax due in Japan. Goldwin hereby agrees that this sum shall be used solely to pay such withholding tax in Japan to the extent Goldwin determines such tax to be legally due, and shall promptly remit to the Company any portion not used to pay such tax or refunded by the taxing agency in Japan. Goldwin shall as soon as practicable deliver to the Company a certificate from the relevant Japanese tax authority that Goldwin has paid the withholding tax, for the Company's expected tax credit in the United States under the U.S. Japan Tax Treaty.

7. BRING-ALONG RIGHT. If the Other Investors shall have received a bona fide offer from one or more persons that is not an affiliate of the Other Investors (or shall have entered into a bona fide written agreement with such person(s)) relating to (i) the sale to such person(s) of all of the issued and outstanding shares of the Company (a "Sale Transaction") or (ii) (x) a merger, consolidation or similar business combination involving the Company and such person(s), (y) a sale of all or a substantial portion of the assets of the Company to such person(s) or (z) a recapitalization of the Company, if (and only if), in the case of (x), (y), or (z) above, the Company and/or the

Company's stockholders receive and proceeds (i.e., the gross proceeds in such transaction less amounts used to repay indebtedness or other liabilities being refinanced or satisfied in connection with such transaction and less commissions, underwriting discounts, legal fees and other expenses incurred by the Company or its stockholders in connection therewith) consisting of cash, cash equivalents or marketable securities having a value of at least U.S.$10,000,000 (a "Significant Transaction"), and the Other Investors desire to effect such Sale Transaction or cause the Company and/or if stockholders to effect such Significant Transaction, the Other Investors shall be entitled to deliver a notice (a "Significant Transaction Notice") to all of the other stockholders of the Company, stating that they propose to effect (or cause the Company and/or its stockholders to effect) such transaction, and specifying the name and address of the proposed parties to such transaction, the consideration payable in connection therewith, and attaching a copy of all writings between the Other Investors (or the Company) and the other parties to such Sale Transaction or Significant Transaction necessary to establish the terms of such transaction. Goldwin agrees that, upon receipt of a Significant Transaction Notice, it shall be obligated to vote (if applicable) all of its shares of capital stock of the Company now or XXX owned in favor of the proposed Sale Transaction or Significant Transaction and (if applicable) to sell all such shares held by it upon the terms and conditions of the Sale Transaction or Significant Transaction (and otherwise take all necessary action in its capacity as a stockholder to enable the Company to consummate the proposed transaction). The Other Investors shall have the right to determine the timing and procedures for consummating a Sale Transaction or Significant Transaction.

8. OTHER TERMS AND CONDITIONS. The terms and conditions of the Agreement as amended by the Memorandum and as stated above shall continue in full force and effect.

In witness whereof, each of the parties have executed this Memorandum No. 2 as of the day and year first above written.

                                          TNF Holdings Company, Inc.,
                                          a California Corporation



                                          By /s/  MARSDEN S. CASON
                                             -------------------------------
                                             Marsden S. Cason, President


                                          Kabushiki Kaisha Goldwin,
                                          a Japanese Corporation


                                          By: /s/  Tosaku Nishida
                                              ------------------------------
                                              Tosaku Nishida, President